Exhibit 99.1

Progress Energy Carolinas

Summary of Rate Case Filing in North Carolina

Docket E-2, Sub 1023

Major Components of Filing

•                  On October 12, 2012, Progress Energy Carolinas (PEC) filed a rate case with the North Carolina Utilities Commission (NCUC) requesting an average 11 percent increase in net retail revenues, or approximately $359 million:

•                  The filing requests a net ~$359 million increase in rates, which is net of a ~$28 million reduction in the Demand-Side Management/Energy Efficiency clause

•                  The filing requests an overall rate of return on rate base of ~8.27% based on a requested 11.25% return on equity and a 55.4% equity component of the capital structure

•                  The filing is based on a North Carolina retail rate base of ~$6.9 billion as of March 31, 2012 and adjusted for known and measurable changes through the date of the hearing

•                  A procedural schedule has not yet been established

•                  Revised rates for PEC’s last general rate case went into effect in 1988 and included an authorized return on equity of 12.75% and a 44% equity component of the capital structure

•                  This rate increase request is driven by:

Primary Drivers	Revenue Requirement		% of Total Request

Capital investments of ~$2.3 billion* for plant modernization and other capital additions (see additional information below); includes recovery of post-in-service deferrals associated with the Smith Energy Complex and the Lee Energy Complex, CWIP associated with the Sutton Combined Cycle plant and accelerated depreciation on unscrubbed coal plants that have been retired or will be retired

	~$	257 million	~72%
Increased nuclear and vegetation management O&M	~$	54 million	~15%
All other drivers, primarily increased pension costs and lower customer growth	~$	48 million	~13%

•                  Capital investments of ~$2.3 billion*, including pro-forma adjustments to reflect known and measurable changes through the date of the hearing include:

•                  Smith Energy Complex - ~$570 million

•                  Lee Energy Complex - ~$750 million

•                  Sutton Combined Cycle Construction Work in Progress - ~$415 million (expected in service in 4Q 2013)

•                  Additional plant in service - ~$550 million

•                  If approved by the NCUC, rates are expected to go in effect in mid-2013

* Represents PEC in total; the retail/wholesale split is ~75% retail and ~25% wholesale; of the retail portion, the NC retail allocable portion is ~85%-90%